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                                                                   Exhibit 10.4



                                [SPHERION LOGO]



                                                                 April 23, 2001

PERSONAL AND CONFIDENTIAL

Mr. Raymond Marcy
Townsend Place, Suite 706
500 S.E. Mizner Blvd.
Boca Raton, Florida 33432

Dear Ray:

         The purpose of this letter agreement and general release (the "Agreement") is to acknowledge, and set forth the terms of, our agreement with regard to your termination of employment with Spherion Corporation and its subsidiaries and its affiliates (the "Company").

         1. RESIGNATION. a) You hereby confirm your resignation from employment with the Company effective as of April 9, 2001 (the "Termination Date") and, effective as of the Termination Date, you hereby confirm your resignation from your position as the Chairman of the Board of Directors, a director, President and Chief Executive Officer of the Company and that you will not be eligible for any benefits or compensation after the Termination Date, other than as specifically provided herein. In addition, effective as of the Termination Date, you hereby resign from all offices, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any benefit plans of the Company. These resignations will become irrevocable on the Effective Date of this Agreement, as defined in Section 17 below. You further acknowledge and agree that, after the Termination Date, you will not represent yourself as being a director, employee, officer, trustee, agent or representative of the Company for any purpose and will not make any public statements relating to the Company without the Company's prior written consent, other than general statements relating to your position, title or experience with the Company, subject to the confidentiality provision under Section 5 of this Agreement and the non-disparagment provision under Section 7 of this Agreement and in no event shall you make any statements as an agent or representative of the Company.

         b) You acknowledge and agree that the Company will not have an obligation to rehire you or to consider you for reemployment after the Termination Date and that your employment with the Company is permanently and irrevocably severed.

         2. SEVERANCE PAYMENTS AND BENEFITS. a) Subject to the remainder of this
Section 2 and Sections 3, 5, 6, 7, 8, 9, 10, 12 and 13 and your compliance with the terms of this Agreement, you will be entitled to receive:


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Mr. Raymond Marcy
April 23, 2001
Page 2


                  i) On the Effective Date, a lump sum cash severance payment (reduced by any applicable payroll or other taxes required to be withheld) equal to $4,950,000, which is the product of three (3) times the sum of your annual salary for the current 2001 fiscal year plus your target bonus for the 2001 fiscal year plus $272,377.09, which is the outstanding portion of the deferred annual incentive bonuses for 1998 and 1999 plus accrued interest.

                  ii) During the 36 months following the Termination Date (the "Continuation Period"), the Company shall continue to keep in full force and effect all programs of medical, dental, vision, accident, disability, life insurance, including optional term life insurance, and other similar health or welfare programs with respect to you and your dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such programs shall have been in effect immediately prior to the Termination Date, and the Company and you shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Termination Date or, if the terms of such programs do not permit continued participation by you (or if the Company otherwise determines it advisable to amend, modify or discontinue such programs for employees generally), the Company shall otherwise provide benefits substantially similar to and no less favorable to you in terms of cost or benefits than you were entitled to receive at the end of the period of coverage, for the duration of the Continuation Period. All benefits which the Company is required by this Section 2(a)(ii) to provide, which will not be provided by the Company's programs described herein, shall be provided through the purchase of insurance unless you are uninsurable. If you are uninsurable, the Company will provide the benefits out of its general assets.

                  Notwithstanding the foregoing, if you obtain other employment during the Continuation Period which provides health or welfare benefits of the type described in this Section 2(a)(ii) hereof ("Other Coverage"), then you shall notify the Company promptly of such other employment and Other Coverage and the Company shall thereafter not provide you and your dependents the benefits described in Section 2(a)(ii) hereof to the extent that such benefits are provided under the Other Coverage. Under such circumstances, you shall make all claims first under the Other Coverage and then, only to the extent not paid or reimbursed by the Other Coverage, under the plans and programs described in Section 2(a)(ii) hereof; provided, if you are eligible for health plan benefits as part of such Other Coverage, the Company shall no longer be obligated to provide any continuing health plan benefits.

                  The Continuation Period shall run concurrently with the continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and benefits provided pursuant to this Section 2(a)(ii) shall reduce and count against your rights under COBRA.


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                  iii) Reimbursement for expenses incurred by you in accordance with the Company's policy but not reimbursed prior to the Termination Date.

                  iv) Any vesting or service requirements with respect to any employee stock options granted to you and outstanding on the Termination Date shall be deemed satisfied. Notwithstanding the foregoing, any employee stock options (whether vested or unvested) will automatically expire and be forfeited on the Effective Date.

                  v) As of the Effective Date, the Company shall forgive the loans between you and the Company pursuant to the Company's 1997 Stock Purchase Assistance Plan to pay certain taxes incurred by you in connection with the exercise of stock options to purchase shares of the Company's common stock, par value $0.01 per share (the "Common Stock") in order to meet your stock ownership guideline targets established by the Company (outstanding principal balance totaling $448,620 as of the Termination Date) plus accrued interest. In addition, in exchange for your delivering to the Company the 123,072 shares of Common Stock pledged as collateral for the loan between you and Merrill Lynch by the Effective Date and for the other valuable consideration contained in this Agreement, the Company will satisfy your outstanding loan indebtedness to Merrill Lynch (outstanding principal balance totaling $1,343,099 as of the Termination Date) plus accrued interest. Your delivery of shares of Common Stock to the Company pursuant to the foregoing sentence shall be approved by the Compensation Committee of the Company's Board of Directors prior to actual delivery in order to qualify such delivery as a "disposition to the issuer" for purposes of Rule 16b-3 under Section 16(b) of the Securities Exchange Act of 1934, as amended.

                  vi) On the Effective Date, a lump sum cash payment (reduced by any applicable payroll or other taxes required to be withheld) equal to $871,513.

         b) The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as are required to be withheld (with respect to amounts payable hereunder or under any benefit plan or arrangement maintained by the Company or any loan forgiveness pursuant to
Section 2(a)(v)) pursuant to any applicable law or regulation.

         c) You acknowledge that all outstanding unvested deferred stock units will automatically expire and be forfeited on the Effective Date.

         3. TRANSITION SERVICES. On and after the Termination Date, you shall make yourself reasonably available to the Company: a) to facilitate the Company's transition to a new chief executive officer and to answer questions and provide guidance as reasonably requested by the Company from time to time; and b) to cooperate with the Company and provide information as to matters which you were personally involved, or have information on, while you were an officer or director of the Company and which become the subject of an action, investigation, proceeding, litigation or otherwise, upon


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reasonable notice, including, that you will testify as a witness in connection with such matters if requested by the Company to do so. All reasonable expenses associated with such transition services shall be paid in accordance with the guidelines set forth in the Company's business expense reimbursement policy.

         4. FULL DISCHARGE. You agree and acknowledge that the payments and benefits provided in Section 2 above and the other entitlements hereunder: a) are in full discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to employee benefits or otherwise, including, without limitation, any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between you and the Company or any of its officers; and b) exceed any payment, benefit, or other thing of value to which you might otherwise be entitled but for this Agreement under any policy, plan or procedure of the Company or any prior agreement between you and the Company.

         5. CONFIDENTIALITY. You will not at any time (whether during or after your employment with the Company) disclose or use for your own benefit or purposes, or for the benefit or purpose of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, any trade secrets, information, data, or other confidential information relating to customers, employees, job applicants, services, development programs, prices, costs, marketing, trading, investment, sales activities, promotion, processes, systems, credit and financial data, financing methods, plans, proprietary computer software, request for proposal documents, or the business and affairs of the Company generally, or of any affiliate of the Company; provided, however, that the foregoing shall not apply to information which is generally known to the industry or the public other than as a result of your breach of this covenant. You expressly warrant that you have returned to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom (whether in written, printed or electronic form), in any way relating to the business of the Company and its affiliates. In the event that you learn of any property of the Company to be in your custody, you will promptly return such property to the Company.

         6. COVENANT NOT TO COMPETE. You agree that during the one (1) year period commencing on the Effective Date, you shall not, anywhere in North
America:

         a) act as an employee, director, consultant, partner, principal, agent, representative, owner or stockholder (other than as a stockholder of less than a one percent (1%) equity interest) for (x) any public company that derives revenue from any staffing, recruitment (including contingent and retained searches, job boards, e-recruiting), outsourcing (including human resource and administrative, outsourcing and customer care call centers), outplacement or technology consulting business (the "Business Lines") or (y) any private company that derives $50 million or more in annualized revenues from any combination of one or more of the Business Lines;

         b) solicit business from, or perform services for, or induce others to perform services for, any company or other business entity which at any time during the one (1)


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year period immediately preceding the Termination Date was a client of the
Company or its affiliates; or

         c) offer, or cause to be offered, employment with any business, whether in corporate, proprietorship, or partnership form or otherwise, either on a full-time, part-time or consulting basis, to any person who was employed by the Company or its affiliates or for whom the Company or its affiliates performed outplacement services, in either case at any time during the one (1) year period immediately preceding the Termination Date.

         For purposes of this Agreement, affiliates of the Company include subsidiaries 50% or more owned by the Company and the Company's franchisees and licensees.

         7.       NON-DISPARAGEMENT.

         a) You shall not act to damage the Company or the Company's reputation or disparage the Company or its past or present officers, directors or employees (the "Protected Group"), provided that the foregoing shall not apply to truthful statements made in compliance with legal process or governmental inquiry.

         b) Neither the Company nor any then senior-level executive of the Company shall act to damage you or your reputation or disparage you, provided the foregoing shall not apply to truthful statements made in compliance with legal process, governmental inquiry or as required by legal filing or disclosure requirements.

         8. STANDSTILL AGREEMENT. You agree that, for a period of five (5) years from the Termination Date, you will not, acting alone or as part of a group, launch a bid for the Company or act to a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise (other than pursuant to any vested equity-based award previously granted to you by the Company), any voting securities or direct or indirect rights or options to acquire any voting securities of the Company or any of its subsidiaries or affiliates, b) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company or any of its subsidiaries or affiliates, c) form, join or in any way participate in a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with respect to any voting securities of the Company or any of its subsidiaries or affiliates or d) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company or any of its subsidiaries or affiliates.

         9. EQUITABLE RELIEF AND OTHER REMEDIES; REFORMATION; CONSIDERATION. a) You acknowledge and agree that the Company's remedies at law for a breach or threatened breach of any of the provisions of Sections 5, 6, 7 and 8 would be inadequate and, in recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, after the posting of a reasonable bond under Florida law, shall be entitled to obtain equitable relief in the form of specific


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performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

         b) If the provisions of Sections 5, 6, 7 and 8 would otherwise be determined invalid or unenforceable by a court of competent jurisdiction, such court shall exercise its discretion in reforming the provisions of such Sections to the end that you be subject to such restrictive covenant, reasonable under the circumstances, enforceable by the Company.

         c) The consideration for the covenants contained in Sections 5, 6, 7 and 8, the sufficiency of which is hereby acknowledged, was the Company's agreement to employ you and provide compensation and benefits pursuant to the Employment Agreement between you and the Company dated November 18, 1998 (the "Employment Agreement") and the Company's agreement herein to provide you with the additional cash payment pursuant to Section 2(a)(vi), to satisfy your outstanding loan indebtedness pursuant to Section 2(a)(v) and to narrow the scope of the non-competition provision originally contained in the Employment Agreement.

         10. EXECUTIVE'S RELEASE. a) For and in consideration of the payments to be made and the promises set forth in this Agreement, you, for yourself and for your heirs, dependents, executors, administrators, trustees, legal representatives and assigns (collectively referred to as "Releasors"), hereby forever release, waive and discharge the Company, employee benefit and/or pension plans or funds, insurers, successors and assigns, and all of its or their past, present and/or future officers, trustees, agents, attorneys, employees, fiduciaries, trustees, administrators and assigns, whether acting as agents for the Company or in their individual capacities (collectively referred to as "Releasees"), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have, or hereafter may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter up to and including the date of your execution of this Agreement, in connection with, or in any way related to or arising out of, your employment, service as a director, service as a trustee, service as a fiduciary or termination of any of the foregoing with the Company or as a stockholder of the Company or any other agreement, understanding, relationship or arrangement with the Company.

         b) Without limiting the generality of the foregoing, this Agreement is intended and shall release the Releasees from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter have against the Releasees including, but not limited to, (i) any claim of discrimination or retaliation under the Age Discrimination in Employment Act ("ADEA"), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms and conditions of such plan and applicable law) or the Family and Medical Leave Act; (ii) any claim under the Florida Civil Rights Act of 1992 (formerly known as the Human Rights Act of 1977), the Florida Equal Pay Law, the Florida Aids Act, the Florida Whistle Blower Law and waivable rights under the Florida Constitution; (iii) any other claim (whether based


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on federal, state or local law or ordinance statutory or decisional) relating to or arising out of your employment, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including, but not limited, breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorney's fees, costs, disbursements and the like.

         c) You agree that you will not, from any source or proceeding, seek or accept any award or settlement with respect to any claim or right covered by
Section 10(a) or (b) above, including, without limitation, any source or proceeding involving any person or entity, the United States Equal Employment Opportunity Commission or other similar federal or state agency. Except as otherwise required by law, you further agree that you will not, at any time hereafter, commence, maintain, prosecute, participate in as a party, permit to be filed by any other person on your behalf (to the extent it is within your control or permitted by law), or assist in the commencement or prosecution of as an advisor, witness (unless compelled by legal process or court order) or otherwise, any action or proceeding of any kind, judicial or administrative (on your own behalf, on behalf of any other person and/or on behalf of or as a member of any alleged class of persons) in any court, agency, investigative or administrative body against any Releasee with respect to any actual or alleged act, omission, transaction, practice, conduct, occurrence or any other matter up to and including the date of your execution of this Agreement which you released pursuant to Section 10(a) or (b) above. You further represent that, as of the date you sign this Agreement, you have not taken any action encompassed by this
Section 10(c). If, notwithstanding the foregoing promises, you violate this
Section 10(c), you will indemnify and hold harmless Releasees from and against any and all demands, assessments, judgments, costs, damages, losses and liabilities and attorneys' fees and other expenses which result from, or are incidents to, such violation. Notwithstanding anything herein to the contrary, this Section 10(c) shall not apply to any claims that you may have under the ADEA and shall not apply to the portion of the release provided for in Section 10(a) or (b) relating to the ADEA.

         d) The sole matters to which the release and covenants in this Section 10 do not apply are: (i) your rights of indemnification to which you were entitled immediately prior to the Termination Date under the Company's By-laws, the Company's Certificate of Incorporation or otherwise with regard to your service as an officer of the Company; (ii) rights under any tax-qualified pension plan maintained by the Company or under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); or (iii) rights under this Agreement.

         11. COMPANY'S RELEASE. The Company hereby releases waives, discharges and gives up any and all rights which it may have against you arising out of a) your employment with the Company or termination therefrom or during your tenure and in your roles as Chairman, a director, President and Chief Executive Officer, or the circumstances related thereto or b) by reason of any other matter, cause or thing whatsoever from the first date of your employment or holding of such office to the Termination Date, provided however, notwithstanding the generality of the foregoing,


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nothing herein will be deemed to release you from any of your acts or omissions involving or arising from fraud, deceit, theft or intentional or grossly negligent violations of law while employed by the Company.

         12. COMPANY POLICIES, PLANS AND PROGRAMS.

         Whenever any rights under this Agreement depend on the terms of a policy, plan or program established or maintained by the Company, any determination of these rights shall be made on the basis of the policy, plan or program in effect at the time as of which the determination is made. No reference in this Agreement to any policy, plan or program established or maintained by the Company shall preclude the Company from prospectively or retroactively changing or amending or terminating that policy, plan or program or adopting a new policy, plan or program in lieu of the then-existing policy, plan or program.

         13. CONFIDENTIALITY OF AGREEMENT. a) The existence, terms, and conditions of this Agreement are and will be deemed to be fully confidential and will not be disclosed by you to any other person or entity, except: (i) as may be required by law; (ii) to your accountant to the extent necessary to prepare your tax returns; (iii) to your spouse and attorney, provided that, to the maximum extent permitted by law, you give to each such person to whom disclosure is made notice of the confidentiality provisions of this Agreement and each agrees to keep the existence, terms and conditions of this Agreement fully confidential. You, your accountant, attorney and spouse further agree not to solicit or initiate any demand by others not party to this Agreement for any disclosure of the existence, terms or conditions of this Agreement.

         b) You agree that this Agreement may be used by you or the Company only as evidence in a subsequent proceeding in which either you or the Company alleges a breach of this Agreement. You further agree that this Agreement otherwise will not be filed with a court or used for any other purpose. Notwithstanding anything herein to the contrary, you acknowledge that the existence, terms and conditions of this Agreement may be disclosed by the Company to the extent required by law, including, without limitation, as required by legal filing or disclosure requirements, or as otherwise advised by the Company's legal counsel.

         14.      RESOLUTION OF DISPUTES.
                  ----------------------

         a) Except as set forth in Section 14(b), the parties shall submit any claim, demand, dispute, charge or cause of action (in any such case, a "Claim") arising out of, in connection with, or relating to this Agreement to binding arbitration in conformance with the J*A*M*S/ENDISPUTE Streamlined Arbitration Rules and Procedures or the J*A*M*S/ENDISPUTE Comprehensive Arbitration Rules and Procedures, as applicable, but expressly excluding Rule 28 of the J*A*M*S/ ENDISPUTE Streamlined Rules and Rule 31 of the J*A*M*S/ENDISPUTE Comprehensive Rules, as the case may be. All arbitration procedures shall be held in Fort Lauderdale, Florida and shall be subject to the choice of law provisions set forth in Section 15 of this Agreement.


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         b) In the event of any dispute arising out of or relating to this
Agreement for which any party is seeking injunctive relief, specific performance or other equitable relief, such matter may be resolved by litigation. Accordingly, the parties shall submit such matter to the exclusive jurisdiction of the United States District Court for the Southern District of Florida or, if jurisdiction is not available therein, any other court located in Broward County, Florida, and hereby waive any and all objections to such jurisdiction or venue that they may have. Each party agrees that process may be served upon such party in any manner authorized under the laws of the United States or Florida, and waives any objections that such party may otherwise have to such process.

         15. MISCELLANEOUS. a) This Agreement represents the complete understanding between you and the Company and supersedes any and all other agreements between the parties, including without limitation, the Employment Agreement, the Change in Control Agreement between you and the Company dated November 18, 1998 and the Letter Agreement between you and the Company dated April 9, 2001. No other promises or agreements will be binding unless in writing and signed by you and the Company.

         b) Except as it may be preempted by ERISA, this Agreement will be construed and enforced in accordance with the laws of the State of Florida without regard to that state's principles of conflicts of law.

         c) If, at any time after the execution of this Agreement, any provision of this Agreement will be held to be illegal or unenforceable by a court of competent jurisdiction, solely such provision will be of no force or effect. Except with respect to claims under the ADEA, if you seek to challenge the validity of or otherwise vitiate this Agreement, you will, as a precondition, be required to repay the Company all amounts paid to you by the Company pursuant to this Agreement and, if applicable, the Company will not be required to make any additional payments.

         d) This Agreement is binding upon, and will inure to the benefit of, you and the Company and your and its respective heirs, executors, administrators, successors and assigns.

         16. ACKNOWLEDGEMENT. You are hereby advised by the Company, and acknowledge that you have been so advised in writing, to consult independent legal counsel of your choice before signing this Agreement. You further acknowledge that you have had the opportunity to consult independent legal counsel and to consider the terms of this Agreement for a period of at least 21 days. You further acknowledge that you have carefully read this Agreement in its entirety; that you have had an adequate opportunity to consider it and to consult with any advisors of your choice about it; that you have had the opportunity to consult independent legal counsel of your choice who has answered to your satisfaction all questions you had regarding this Agreement; that


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you understand all the terms of this Agreement and their significance; that you knowingly and voluntarily assent to all the terms and conditions contained herein; and that you are signing this Agreement voluntarily and of your own free will.

         17. EFFECTIVE DATE. This Agreement will not become effective until the eighth day following your signing of this Agreement (the "Effective Date"), and you may at any time prior to the Effective Date revoke this Agreement by delivering written notice of revocation to: the Company at 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309, to the attention of the General Counsel. In the event you do not accept this Agreement or, in the event that you revoke this Agreement prior to the eighth day after its execution, this Agreement, and the promises contained in it, will automatically be null and void. If the last day of the revocation period falls on a Saturday, Sunday or holiday, the last day of the revocation period will be deemed to be the next business day.

         If this Agreement is acceptable to you, please sign the enclosed duplicate original and return the signed Agreement to me. Again, we thank you for all of your contributions to the Company and wish you the best of luck in all of your future endeavors.

                                     SPHERION CORPORATION

                                     By: /s/ Roy Krause
                                         --------------
                                     Name:  Roy Krause
                                     Title: Executive Vice President and Chief
                                            Financial Officer

Accepted and Agreed to:


By:  /s/ Raymond Marcy
     -----------------
         Raymond Marcy

Dated: April 23, 2001